Exhibit 3.26

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

KPLR, INC.

KPLR, Inc. (the “Corporation”), a corporation organized and existing by virtue of the General and Business Corporation Law of the State of Missouri (as amended from time to time, the “GBCL”), DOES HEREBY CERTIFY AS FOLLOWS:

The date of the filing of its original Articles of Incorporation with the Secretary of State of the State of Missouri was October 9, 1953. These Amended and Restated Articles of Incorporation were duly adopted in accordance with the applicable provisions of the GBCL, and amend and restate, in their entirety, the provisions of the Corporation’s Articles of Incorporation. Provision for the making of these Amended and Restated Articles of Incorporation is contained in the order of the United States Bankruptcy Court for the District of Delaware dated as of July 23, 2012 confirming the Fourth Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries Proposed by the Debtors, the Official Committee of Unsecured Creditors, Oaktree Capital Management, L.P., Angelo, Gordon & Co., L.P., and JPMorgan Chase Bank, N.A., filed pursuant to Section 1121(a) of chapter 11 of title 11 of the United States Code, as amended (the “Plan of Reorganization”).

The Corporation’s Articles of Incorporation are hereby amended and restated so as to read in its entirety as follows:

1. Name. The name of the corporation is KPLR, Inc. (the “Corporation”).

2. Registered Office and Agent. The registered office of the Corporation in the State of Missouri is located at 221 Bolivar, Jefferson City, Missouri 65101. The name of its registered agent at such address is CSC-Lawyers Incorporating Service Company.

3. Nature of Business; Purpose; Existence. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General and Business Corporation Law of the State of Missouri (as amended from time to time, the “GBCL”). The Corporation is to have perpetual existence.

4. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares, par value $0.10 per share. Pursuant to Section 1123(a)(6) of chapter 11 of title 11 of the United States Code, as amended (the “Bankruptcy Code”), the Corporation shall not issue any non-voting capital stock of any class, series or other designation; provided, however, that the provisions of this sentence shall (i) have no further force or effect beyond what is required by Section 1123(a)(6) of the Bankruptcy Code and (ii) only have such force and effect to the extent and for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applies to the Corporation.

5. Board of Directors.

A. General. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The number of directors constituting the Board of Directors shall be determined as set forth in the Bylaws of the Corporation. The initial members of the Board of Directors shall be designated in the manner and for the terms set forth in the Plan of Reorganization.

B. Bylaws. The Board of Directors shall have power to make, alter, amend, rescind or repeal any or all of the Bylaws of the Corporation.

C. Written Ballot. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

6. Personal Liability. To the fullest extent permitted bylaw, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the GBCL is amended or any other law of the State of Missouri is adopted or amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GBCL as so amended, or such other law of the State of Missouri. Any repeal or modification of the foregoing provisions of this Article 6 by the shareholders of the Corporation or adoption of any provision of these Amended and Restated Articles of Incorporation inconsistent with this Article 6 shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal, modification or adoption of any inconsistent provision.

7. Right to Indemnification.

A. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type, including service with respect to any employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving, at the request of the Corporation, as a director, officer, trustee, manager, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in such Proceeding; provided that, as provided in the Plan of Reorganization, no such indemnification or reimbursement rights shall apply to any LBO-Related Causes of Action (as defined in the Plan of Reorganization) arising prior to December 8, 2008. Notwithstanding the preceding sentence, except as otherwise provided in Section C of this Article 7, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by or on behalf of such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors. The Corporation hereby agrees: (i) that it is the indemnitor of first resort (i.e., in the event any indemnified Person has the right to receive indemnification from one or more sponsors, affiliates or third parties, the Corporation’s obligations to such Indemnified Person are primary); and (ii) that it shall be required to pay the full amount of expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection with any Proceeding in advance of its final disposition as required by the terms of these Articles of Incorporation, without regard to (A) any rights such Indemnified Person may have, or the exercise of any such rights by such Indemnified Person, against any other sponsors, affiliates or third parties or (B) any advance or payment made by such sponsors, affiliates or third parties on behalf of such Indemnified Person with respect to any claim for which such Indemnified Person is entitled to indemnification from the Corporation; and (iii) that it irrevocably waives, relinquishes and releases such sponsors or affiliates from any and all claims against such sponsors or affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

B. Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by an Indemnified Person in connection with any Proceeding in advance of its final disposition; provided, however, that to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article 7 or otherwise.

C. Claim by Indemnified Persons. If a claim for indemnification or advancement of expenses under this Article 7 is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation (and any undertaking required under Section B of this Article 7), the Indemnified Person may file suit to recover the unpaid amount of such claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses, the Indemnified Person shall be entitled to be paid the expense of prosecuting or defending such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type, including service with respect to any employee benefit plan, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or non-officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person described therein in connection with a Proceeding initiated by or on behalf of such person if the Proceeding was not authorized in advance by the Board of Directors.

E. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) actually and reasonably incurred by an employee or agent in defending any Proceeding, in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

F. Non-Exclusivity of Rights. The rights conferred on any person by this Article 7 shall not be exclusive of any other rights which such person may have under these Articles of Incorporation of the Corporation prior to the effectiveness of these Amended and Restated Articles of Incorporation or have or hereafter acquire under any statute, provision of these Amended and Restated Articles of Incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

G. Other Indemnification. Except as provided in Article 7.A, the Corporation’s obligation under the provisions of this Article 7, if any, to indemnify any person who was or is serving at its request as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type, including service with respect to any employee benefit plan, shall be reduced by any amount such person collects as indemnification from such other corporation or such partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type; provided that no Indemnified Person shall have the obligation to reduce, offset, allocate, pursue or apportion any indemnification advancement, contribution or insurance coverage among multiple parties possessing such duties to such Indemnified Person prior to the Corporation’s satisfaction of its obligations under the provisions of this Article 7.

H. Insurance. The Board of Directors may, to the full extent permitted by law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain, at the Corporation’s expense, insurance: (i) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers, employees and agents under the provisions of this Article 7; and (ii) to indemnify or insure directors, officers, employees and agents against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article 7.

I. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article 7, or adoption of any provision of these Amended and Restated Articles of Incorporation inconsistent with this Article 7, shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal, modification or adoption of any inconsistent provision. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

8. Amendment of the Articles of Incorporation. Subject to Article 6 and Article 7, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, and any other provisions authorized by the laws of the State of Missouri at the time in force that may be added or inserted, in the manner now or hereafter prescribed by law. Subject to Article 6 and Article 7, all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors, officers or any other persons whomsoever by and pursuant to these Amended and Restated Articles of Incorporation in their present form or as hereafter amended are granted subject to the right reserved in this Article 8.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed by Nils E. Larsen, its President, this 21st day of November, 2012.

KPLR, INC.

By:	/s/ Nils E. Larsen
Name:	Nils E. Larsen
Title:	President

Statement of Correction for a

General Business or Nonprofit Corporation

(submit with filing fee of $10.00)

1.	The name of the corporation is	KPLR, Inc.	Charter #:	00081556

2.	The state/country under whose laws it was organized is:	Missouri

3.	Type of document being corrected (or filed copy attached):	Amended and Restated Articles of Incorporation

4.	The error is corrected as follows:	Article 4 of the Amended and Restated Articles of Incorporation filed on November 21, 2012 is hereby deleted in its entirety and replaced with the attached.

5.	The reason for such correction is:	To correct a typographical error with respect to the par value of shares of capital stock of the

Company.

6.	Date the original document was filed with the Missouri Secretary of State:	November 21, 2012

In Affirmation thereof, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.00, RSMo)

/s/ David P. Eldersveld	David P. Eldersveld	Secretary	February 4, 2013
Authorized Signature	Printed Name	Title	Date

Attachment to Statement of Correction of KPLR, Inc.

4. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares, par value $1.00 per share. Pursuant to Section 1123(a)(6) of chapter 11 of title 11 of the United States Code, as amended (the “Bankruptcy Code”), the Corporation shall not issue any non-voting capital stock of any class, series or other designation; provided, however, that the provisions of this sentence shall (i) have no further force or effect beyond what is required by Section 1123(a)(6) of the Bankruptcy Code and (ii) only have such force and effect to the extent and for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applies to the Corporation.